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                                                                   EXHIBIT 23.1

                       CONSENT OF INDEPENDENT ACCOUNTANTS

We consent to the incorporation by reference in the registration statements of Brooke Group Ltd. on Form S-8 (File Nos. 333-24217, 333-50189 and 333-59615)
of: (i) our report, dated March 30, 1999, on our audits of the consolidated financial statements and financial statement schedule of Brooke Group Ltd. and Subsidiaries as of December 31, 1998 and 1997, and for each of the three years in the period ended December 31, 1998 (ii) our report, dated March 19, 1999 on our audits of the consolidated financial statements of New Valley Corporation and Subsidiaries as of December 31, 1998 and 1997, and for each of the three years in the period ended December 31, 1998, which reports are included in this Annual Report on Form 10-K of Brooke Group Ltd. for the year ended December 31, 1998.


/S/ PRICEWATERHOUSECOOPERS LLP

Miami, Florida
April 6, 1999